Exhibit 99.1

News Release

Merck & Co., Inc., Rahway, N.J., USA Announces First-Quarter 2026 Financial Results; Highlights Significant Regulatory Approvals and Clinical Milestones

Sales Growth Driven by Continued Strength in Oncology and Animal Health, Plus Increasing Contributions From Launches

-	Total Worldwide Sales Were $16.3 Billion (5% Growth; 3% Growth ex-FX)

o	KEYTRUDA/KEYTRUDA QLEX[1] Sales Were $8.0 Billion (12% Growth; 8% Growth ex-FX); Includes KEYTRUDA QLEX Sales of $128 Million

o	WINREVAIR Sales Were $525 Million (88% Growth; 87% Growth ex-FX)

o	Animal Health Sales Were $1.8 Billion (13% Growth; 6% Growth ex-FX)

-	GAAP Loss per Share Was $1.72; Non-GAAP Loss per Share Was $1.28; GAAP and Non-GAAP Loss per Share Include a Charge of $3.62 per Share for the Acquisition of Cidara

-	Presented New Data From Cardio-Pulmonary Pipeline at ACC.26, Including Positive Results From Phase 3 CORALreef AddOn Trial

-	Received U.S. FDA Approval for IDVYNSO, a Once-Daily, Oral Treatment for Certain Adults With Virologically Suppressed HIV-1

-	Achieved Multiple Significant Regulatory and Clinical Milestones Across Oncology Pipeline

-	Announced Agreement To Acquire Terns Pharmaceuticals, Inc. and Expand Hematology Pipeline With TERN-701, a Novel Candidate for Chronic Myeloid Leukemia; Transaction Expected To Close in May

-	Full-Year 2026 Financial Outlook

o	Narrows and Raises the Midpoint of Worldwide Sales Range; Now Expects Sales To Be Between $65.8 Billion and $67.0 Billion

o	Narrows and Raises Expected Non-GAAP EPS Range To Be Between $5.04 and $5.16

o	Outlook Does Not Reflect Any Impact From Proposed Acquisition of Terns Pharmaceuticals, Inc., Which Is Expected To Close in May and Result in a One-Time Charge of Approximately $5.8 Billion or Approximately $2.35 per Share

RAHWAY, N.J., April 30, 2026 – Merck & Co., Inc., Rahway, N.J., USA (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the first quarter of 2026.

1 Available in some markets as KEYTRUDA SC.

“We are moving with speed to transform our portfolio to one with a diversified set of growth drivers across a broad set of therapeutic areas,” said Robert M. Davis, chairman and chief executive officer. “During the first quarter, we continued to strengthen our pipeline with science-led business development, including our planned acquisition of Terns. We also achieved several important milestones, such as the FDA approval of IDVYNSO – which marks a new chapter in our longstanding commitment to people living with HIV. I am pleased with our progress and excited for what’s ahead, as we enter a particularly robust period of Phase 3 data readouts and deliver on the promise of our pipeline for patients.”

Financial Summary

	First Quarter
$ in millions, except EPS amounts	2026	2025	Change	Change Ex- Exchange
Sales	$16,286	$15,529	5%	3%
GAAP net (loss) income[2]	(4,240)	5,079	N/M	N/M
Non-GAAP net (loss) income that excludes certain items2,3*	(3,156)	5,611	N/M	N/M
GAAP EPS	(1.72)	2.01	N/M	N/M
Non-GAAP EPS that excludes certain items3*	(1.28)	2.22	N/M	N/M

*Refer to table on page 7.

N/M - Not meaningful.

For the first quarter of 2026, Generally Accepted Accounting Principles (GAAP) loss / earnings per share (EPS) assuming dilution was a loss per share of $1.72 and non-GAAP loss per share was $1.28. Both the GAAP and non-GAAP loss per share were due to a charge for the acquisition of Cidara Therapeutics, Inc. (Cidara) of $3.62 per share.

Non-GAAP EPS excludes acquisition- and divestiture-related costs and costs related to restructuring programs, as well as income and losses from investments in equity securities.

2 Net (loss) income attributable to the Company.

3 The Company is providing certain 2026 and 2025 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the Company’s results because management uses non-GAAP results to assess performance. Management uses non-GAAP measures internally for planning and forecasting purposes and to measure the performance of the Company along with other metrics. In addition, annual employee compensation, including senior management’s compensation, is derived in part using a non-GAAP pretax income metric. This information should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP. For a description of the non-GAAP adjustments, see Table 2a attached to this release.

First-Quarter Sales Performance

The following table reflects sales of the Company’s top products and significant performance drivers.

	First Quarter
$ in millions	2026	2025	Change	Change Ex- Exchange	Commentary
Total Sales	$16,286	$15,529	5%	3%
Pharmaceutical	14,349	13,638	5%	2%	Increase primarily driven by growth in oncology as well as cardiometabolic and respiratory, partially offset by declines in vaccines, diabetes and infectious diseases.
KEYTRUDA/KEYTRUDA QLEX	8,034	7,205	12%	8%	Growth primarily driven by higher global demand in metastatic indications including urothelial cancer, as well as strong global uptake in earlier-stage indications, including triple-negative breast cancer, cervical cancer and renal cell carcinoma (RCC). Sales growth benefited from the timing of wholesaler purchases in the U.S. Sales of KEYTRUDA QLEX were $128 million.
GARDASIL/GARDASIL 9	1,069	1,327	-19%	-22%	Decline primarily due to lower demand in China as well as lower sales in Japan following the national catch-up immunization program. Decline also reflects lower sales in the U.S. primarily due to unfavorable public-sector purchasing patterns, partially offset by higher net pricing.
JANUVIA/JANUMET	574	796	-28%	-29%	Decline primarily due to lower demand and net pricing in the U.S., as well as lower demand in China and most other international markets due to generic competition.
PROQUAD, M-M-R II and VARIVAX	538	539	0%	-2%	Sales were flat, primarily driven by unfavorable private sector purchasing patterns for M-M-R II and lower demand for M-M-R II and VARIVAX in the U.S., offset by higher PROQUAD sales in the U.S. due to borrowing of doses in 2025 from a U.S. government stockpile, which lowered sales in that period.
WINREVAIR	525	280	88%	87%	Growth primarily reflects continued uptake in the U.S. and early launch uptake in certain international markets, particularly in Japan and Europe.
BRIDION	472	441	7%	7%	Growth primarily due to higher demand in the U.S., partially offset by lower demand in most international markets due to ongoing generic competition.
Lynparza*	341	312	9%	6%	Growth primarily due to higher demand in the U.S. and many international markets.
PREVYMIS	272	208	31%	26%	Increase primarily due to higher demand in the U.S. and certain European markets, reflecting in part the launch of new indications.
Lenvima*	256	258	-1%	-2%	Relatively flat compared with prior year.

	First Quarter
$ in millions	2026	2025	Change	Change Ex- Exchange	Commentary
ROTATEQ	206	228	-10%	-11%	Decrease primarily driven by lower demand in China.
VAXNEUVANCE	202	230	-12%	-16%	Decrease primarily driven by lower demand in the U.S. and most international markets due to competitive pressure.
WELIREG	199	137	45%	43%	Growth primarily driven by higher demand in the U.S. and continued launch uptake in several international markets, particularly in Japan and certain European markets.
CAPVAXIVE	142	107	33%	31%	Increase primarily driven by launch uptake in certain European markets and continued uptake in the U.S. U.S. sales growth was partially offset by a reduction in wholesaler inventory.
OHTUVAYRE	131	-	-	-	Product obtained as part of the Company’s October 2025 acquisition of Verona Pharma plc (Verona Pharma).
LAGEVRIO	28	102	-73%	-73%	Decline largely due to lower demand in Japan and the U.S.
Animal Health	1,791	1,588	13%	6%	Growth attributable to performance in both Livestock and Companion Animal product portfolios.
Livestock	1,064	924	15%	8%	Growth primarily driven by higher demand for ruminant and poultry products as well as price.
Companion Animal	727	664	9%	4%	Growth from new product launches and price was partially offset by lower demand for other products in portfolio, reflecting a reduction in veterinary visits. Sales of BRAVECTO line of products were $379 million and $327 million in current and prior-year quarters, respectively, which represents an increase of 16%, or 9% excluding impact of foreign exchange.
Other Revenues**	146	303	-52%	4%	Decline primarily due to unfavorable impact of revenue-hedging activities and lower revenue from third-party manufacturing arrangements, partially offset by higher milestones received for out-licensing arrangements and higher royalty income.

*Alliance revenue for this product represents the Company’s share of profits, which are product sales net of cost of sales and commercialization costs.

**Other revenues are comprised primarily of revenues from third-party manufacturing arrangements and miscellaneous corporate revenues, including revenue-hedging activities.

In addition, Koselugo alliance revenue was $161 million for the first quarter of 2026 compared with $44 million for the first quarter of 2025. The increase was due to a $150 million payment received in the first quarter of 2026 in connection with an amendment to the collaboration agreement with AstraZeneca in 2025, which (subject to an annual election by AstraZeneca) discontinued the provisions whereby the Company shared revenue and costs with AstraZeneca, and revised the payment structure.

First-Quarter Expense and Related Information

The table below presents selected expense information.

$ in millions	GAAP	Acquisition- and Divestiture- Related Costs[4]	Restructuring Costs	(Income) Loss From Investments in Equity Securities	Non- GAAP[3]
First Quarter 2026
Cost of sales	$4,195	$1,014	$237	$-	$2,944
Selling, general and administrative	2,700	32	-	-	2,668
Research and development	12,592	-	34	-	12,558
Restructuring costs	195	-	195	-	-
Other (income) expense, net	138	-	-	(180)	318

First Quarter 2025
Cost of sales	$3,419	$620	$36	$-	$2,763
Selling, general and administrative	2,552	23	-	-	2,529
Research and development	3,621	7	-	-	3,614
Restructuring costs	69	-	69	-	-
Other (income) expense, net	(35)	(3)	-	(107)	75

GAAP Expense, EPS and Related Information

Gross margin was 74.2% for the first quarter of 2026 compared with 78.0% for the first quarter of 2025. The decrease was primarily due to higher amortization of intangible assets, higher restructuring costs, the recognition of inventory fair value step-up related to the 2025 Verona Pharma acquisition and the unfavorable impact of foreign exchange, partially offset by favorable product mix.

Selling, general and administrative (SG&A) expenses were $2.7 billion in the first quarter of 2026, an increase of 6% compared with the first quarter of 2025. The increase was primarily due to higher administrative costs and the unfavorable impact of foreign exchange.

Research and development (R&D) expenses were $12.6 billion in the first quarter of 2026 compared with $3.6 billion in the first quarter of 2025. The increase was primarily due to a $9.0 billion charge for the acquisition of Cidara, higher clinical development spending, the unfavorable impact of foreign exchange and restructuring costs, partially offset by a $200 million reduction in R&D expenses as part of the funding agreement with Blackstone Life Sciences (Blackstone) and a $100 million charge in the first quarter of 2025 for the achievement of a developmental milestone related to the 2024 acquisition of EyeBiotech Limited (EyeBio).

Other (income) expense, net, was $138 million of expense in the first quarter of 2026 compared with $35 million of income in the first quarter of 2025. The unfavorability was primarily due to higher net interest expense, partially offset by higher net income from investments in equity securities.

[4]	Reflects expenses related to business combinations, including the amortization of intangible assets, intangible asset impairment charges, and expense or income related to changes in the estimated fair value measurement of liabilities for contingent consideration. Also includes integration, transaction and certain other costs associated with acquisitions and divestitures, as well as amortization of intangible assets related to collaborations, licensing arrangements and asset acquisitions, and recognition of fair value step-up to inventories for asset acquisitions.

The income tax provision for the first quarter of 2026 was $709 million on a pretax loss of $3.5 billion, resulting in an effective income tax rate of (20.1)%. This effective income tax rate includes a 33.1 percentage point unfavorable impact of the charge for the acquisition of Cidara, for which no tax benefit was recorded.

GAAP loss per share was $1.72 for the first quarter of 2026 compared with earnings per share of $2.01 for the first quarter of 2025, primarily driven by a $3.62 per share charge included in the first quarter of 2026 for the acquisition of Cidara.

Non-GAAP Expense, EPS and Related Information

Non-GAAP gross margin was 81.9% for the first quarter of 2026 compared with 82.2% for the first quarter of 2025. The decrease was primarily due to the unfavorable impact of foreign exchange, partially offset by favorable product mix.

Non-GAAP SG&A expenses were $2.7 billion in the first quarter of 2026, an increase of 5% compared with the first quarter of 2025. The increase was primarily due to higher administrative costs and the unfavorable impact of foreign exchange.

Non-GAAP R&D expenses were $12.6 billion in the first quarter of 2026 compared with $3.6 billion in the first quarter of 2025. The increase was primarily due to a $9.0 billion charge for the acquisition of Cidara, higher clinical development spending and the unfavorable impact of foreign exchange, partially offset by a $200 million reduction in R&D expenses as part of the funding agreement with Blackstone and a $100 million charge in the first quarter of 2025 for the achievement of a developmental milestone related to the 2024 acquisition of EyeBio.

Non-GAAP other (income) expense, net, was $318 million of expense in the first quarter of 2026 compared with $75 million of expense in the first quarter of 2025. The unfavorability was primarily due to higher net interest expense.

The non-GAAP income tax provision for the first quarter of 2026 was $957 million on a pretax loss of $2.2 billion, resulting in a non-GAAP effective income tax rate of (43.5)%. This effective income tax rate includes a 57.6 percentage point unfavorable impact of the charge for the acquisition of Cidara, for which no tax benefit was recorded.

Non-GAAP loss per share was $1.28 for the first quarter of 2026 compared with earnings per share of $2.22 for the first quarter of 2025, primarily driven by a $3.62 per share charge included in the first quarter of 2026 for the acquisition of Cidara.

A reconciliation of GAAP to non-GAAP net (loss) income and EPS is provided in the table that follows.

	First Quarter
$ in millions, except EPS amounts	2026	2025
EPS
GAAP EPS	$(1.72)	$2.01
Difference	0.44	0.21
Non-GAAP EPS that excludes items listed below[3]	$(1.28)	$2.22

Net (Loss) Income
GAAP net (loss) income[2]	$(4,240)	$5,079
Difference	1,084	532
Non-GAAP net (loss) income that excludes items listed below[2,3]	$(3,156)	$5,611

Excluded Items:
Acquisition- and divestiture-related costs[4]	$1,046	$647
Restructuring costs	466	105
Income from investments in equity securities	(180)	(107)
Increase to net loss / decrease to net income before taxes	1,332	645
Estimated income tax benefit[5]	(248)	(113)
Increase to net loss / decrease to net income	$1,084	$532

Pipeline and Portfolio Highlights

In the first quarter, the Company continued to advance its pipeline, achieving significant regulatory and clinical milestones across a broad range of therapeutic areas.

•	Oncology:

o	U.S. Food and Drug Administration (FDA) approved KEYTRUDA and KEYTRUDA QLEX plus paclitaxel, with or without bevacizumab, for the treatment of certain adults with PD-L1+ (combined positive score [CPS] ≥1) platinum-resistant ovarian cancer, based on Phase 3 KEYNOTE-B96 trial.

▪	The European Commission (EC) also approved this KEYTRUDA regimen for this population.

o	In April, FDA approved a label update for KEYTRUDA QLEX based on results from Phase 2 MK-3475A-F11 trial, which evaluated patient-reported preference for subcutaneous administration of KEYTRUDA QLEX over intravenous administration of KEYTRUDA in participants with multiple tumor types.

o	In April, FDA granted priority review for ifinatamab deruxtecan (I-DXd) for certain adults with previously treated extensive-stage small cell lung cancer, based on Phase 2 Ideate-Lung01 trial. I-DXd is part of the Company’s collaboration with Daiichi Sankyo.

▪	FDA set Prescription Drug User Fee Act (PDUFA) date of Oct. 10, 2026.

o	FDA accepted for priority review supplemental applications for WELIREG in combination with KEYTRUDA or KEYTRUDA QLEX for the adjuvant treatment of certain patients with RCC, based on the Phase 3 LITESPARK-022 trial.

▪	FDA set PDUFA date of June 19, 2026.

5 Includes the estimated income tax impacts on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments for all periods presented.

o	FDA accepted supplemental applications for WELIREG plus Lenvima in certain previously treated patients with advanced RCC, based on the Phase 3 LITESPARK-011 trial. Lenvima is being developed as part of a collaboration with Eisai Co., Ltd (Eisai).

▪	FDA set PDUFA date of Oct. 4, 2026.

o	Announced positive results from Phase 3 KEYNOTE-B15 trial (also known as EV-304) demonstrating KEYTRUDA plus Padcev reduced the risk of event-free survival (EFS) events by 47% and reduced the risk of death by 35% in cisplatin-eligible patients with muscle-invasive bladder cancer (MIBC) when given before and after surgery.

▪	KEYNOTE-B15 is the sixth study demonstrating overall survival (OS) with a KEYTRUDA-based regimen in an earlier-stage cancer.

o	In April, FDA granted priority review for KEYTRUDA and KEYTRUDA QLEX, each with Padcev, for cisplatin-eligible patients with MIBC, based on the Phase 3 KEYNOTE-B15 trial.

▪	FDA set PDUFA date of Aug. 17, 2026.

o	In a pre-specified interim analysis of the Phase 3 LITESPARK-012 study, compared to KEYTRUDA plus Lenvima, the triplet combination therapy of KEYTRUDA plus Lenvima plus WELIREG, as well as the combination of MK-1308A (an investigational fixed dose coformulation of KEYTRUDA and the anti-CTLA-4 antibody quavonlimab) plus Lenvima, did not show a statistically significant improvement in the primary endpoints of progression-free survival and OS in patients with advanced clear cell RCC.

o	In the Phase 3 KEYNOTE-975 study, compared to placebo plus definitive chemoradiotherapy (dCRT), KEYTRUDA plus dCRT did not show a statistically significant improvement in the primary endpoint of EFS in certain patients with locally advanced unresectable esophageal carcinoma.

o	In a prespecified interim analysis of the Phase 3 KEYNOTE-866 study, compared to perioperative placebo plus neoadjuvant chemotherapy, perioperative KEYTRUDA plus neoadjuvant chemotherapy did not show a statistically significant improvement in the primary endpoint of EFS in patients with cisplatin-eligible MIBC who underwent radical cystectomy and pelvic lymph node dissection.

•	Vaccines and Infectious Diseases:

o	In April, FDA approved once-daily IDVYNSO, an oral, two-drug, single-tablet regimen of doravirine/islatravir (DOR/ISL) for the treatment of certain adults with virologically suppressed HIV-1, based on Phase 3 MK-8591A-051 and MK-8591A-052 trials. IDVYNSO was also approved in Japan for these patients in March.

o	Presented data from three Phase 3 trials evaluating DOR/ISL at the 33rd Conference on Retroviruses and Opportunistic Infections (CROI), including:

▪	Results from Phase 3 MK-8591A-053 trial demonstrated that DOR/ISL is the first two-drug regimen that does not include an integrase strand transfer inhibitor to demonstrate non-inferiority and similar safety profile at Week 48 versus bictegravir/emtricitabine/tenofovir alafenamide[6] [(50 mg/200 mg/25 mg) (BIC/FTC/TAF)] in adults living with HIV-1 who had not previously received antiretroviral treatment.

6 Bictegravir/emtricitabine/tenofovir alafenamide (BIKTARVY) is a registered trademark of Gilead Sciences, Inc.

▪	Results from the Phase 3 MK-8591A-052 and MK-8591A-051 trials demonstrated that DOR/ISL maintained virologic suppression at Week 96 in adults with virologically suppressed HIV-1 who switched from other antiretroviral therapies, including BIC/FTC/TAF.

o	In April, EC approved ENFLONSIA for the prevention of respiratory syncytial virus (RSV) lower respiratory tract disease in newborns and infants during their first RSV season, based on Phase 2b/3 CLEVER and Phase 3 SMART trials.

o	Announced positive second RSV season results from Phase 3 SMART trial evaluating the safety, efficacy and pharmacokinetics of ENFLONSIA in infants and children at increased risk for severe RSV disease over two RSV seasons.

o	European Medicines Agency’s Committee for Medicinal Products for Human Use (CHMP) adopted positive opinion for an expanded indication for CAPVAXIVE for active immunization against invasive pneumococcal disease and pneumococcal pneumonia in certain children and adolescents at increased risk of pneumococcal disease.

•	Cardiometabolic and Respiratory:

o	Presented new data at the American College of Cardiology’s Annual Scientific Session and Expo (ACC.26) including:

▪	Positive results from Phase 3 CORALreef AddOn trial demonstrated significantly greater LDL-C reductions at eight weeks compared to guideline-recommended oral non-statin therapies when added to background statins. This is the third positive Phase 3 study of enlicitide.

▪	Positive data from Phase 2 CADENCE trial provided definitive proof-of-concept for WINREVAIR in adults with the syndrome of combined post- and precapillary pulmonary hypertension and heart failure with preserved ejection fraction (CpcPH-HFpEF). Totality of evidence supports advancing development of WINREVAIR for this distinct patient population into a registrational Phase 3 study.

•	Animal Health:

o	FDA approved NUMELVI for dogs, the first and only second-generation Janus kinase (JAK) inhibitor indicated for the control of pruritus associated with allergic dermatitis in dogs 6 months of age and older.

•	Business Development:

o	Announced an agreement to acquire Terns Pharmaceuticals, Inc. (Terns) through a subsidiary.

▪	Expands hematology pipeline with the addition of TERN-701, an investigational oral allosteric BCR::ABL1 tyrosine kinase inhibitor currently in Phase 1/2 development for certain patients with chronic myeloid leukemia (CML).

▪	Transaction expected to close in May.

Notable recent news releases on the Company’s pipeline and portfolio are provided in the table that follows. Visit the News Releases section of the Company’s website to read the releases.*

Oncology	KEYTRUDA and KEYTRUDA QLEX, Plus Paclitaxel ± Bevacizumab, FDA Approved for Certain Adults With PD-L1+ (CPS ≥1) Platinum-Resistant Ovarian Carcinoma as Second- or Third-Line Treatment; Based on Results From Phase 3 KEYNOTE-B96 Trial
EC Approved KEYTRUDA Plus Paclitaxel ± Bevacizumab for Treatment of Adults With PD-L1 (CPS ≥1) Platinum-Resistant Recurrent Ovarian Carcinoma Who Have Received One or Two Prior Systemic Treatment Regimens; Based on Results From Phase 3 KEYNOTE-B96 Trial
I-DXd Granted Priority Review in U.S. for Adult Patients With Previously Treated Extensive-Stage Small Cell Lung Cancer Who Experienced Disease Progression on or After Platinum-Based Chemotherapy; Based on Results From Phase 2 Ideate-Lung01 Trial; FDA Set PDUFA Date of Oct. 10, 2026
FDA Granted Priority Review for KEYTRUDA and KEYTRUDA QLEX, Each With Padcev, for Cisplatin-Eligible Patients With MIBC; Based on Results From Phase 3 KEYNOTE-B15 Trial; FDA Set PDUFA Date of Aug. 17, 2026
KEYTRUDA Plus Padcev Reduced Risk of EFS Events by 47% and Risk of Death by 35% for Cisplatin-Eligible Patients With MIBC When Given Before and After Surgery; Results From Phase 3 KEYNOTE-B15 Trial
KEYTRUDA Plus Paclitaxel With or Without Bevacizumab Significantly Improved Key Secondary Endpoint of OS Versus Paclitaxel With or Without Bevacizumab in Patients With Platinum-Resistant Recurrent Ovarian Cancer; Results From Phase 3 KEYNOTE-B96 Trial
KEYTRUDA Plus WELIREG Given as Adjuvant Therapy Reduced Risk of Disease Recurrence or Death by 28% Compared to KEYTRUDA Monotherapy in Certain Patients With Earlier-Stage RCC; Results From Phase 3 LITESPARK-022 Trial; FDA Set PDUFA Date of June 19, 2026 for WELIREG in combination with KEYTRUDA or KEYTRUDA QLEX
WELIREG Plus Lenvima Reduced the Risk of Disease Progression or Death by 30% Compared to Cabozantinib in Certain Previously Treated Patients With RCC; Results From Phase 3 LITESPARK-011 Trial; FDA Set PDUFA Date of Oct. 4, 2026
The Company and Eisai Provided Update on Phase 3 LITESPARK-012 Trial Evaluating First-Line Combination Treatments for Certain Patients With Advanced RCC
Vaccines and Infectious Diseases	FDA Approved the Company’s Once-Daily IDVYNSO for Adults With Virologically Suppressed HIV-1; Based on Results From Phase 3 MK-8591A-051 and MK-8591A-052 Trials
The Company Announced Late-Breaking Data From Three Phase 3 Trials Evaluating DOR/ISL, an Investigational, Once-Daily, Two-Drug Regimen for the Treatment of Adults Living With HIV-1, at CROI 2026
EC Approved ENFLONSIA for the Prevention of RSV Lower Respiratory Tract Disease in Infants During Their First RSV Season; Based on Results From Phase 2b/3 CLEVER and Phase 3 SMART Trials
The Company Announced Positive New Data for ENFLONSIA for Infants and Children Under 2 Years of Age at Increased Risk for Severe RSV Disease Over Two RSV Seasons; Results From Phase 3 SMART Trial
The Company Presented New Data Reinforcing Long-Term Efficacy of GARDASIL 9 and GARDASIL at the EUROGIN International Multidisciplinary HPV Congress 2026

Cardiometabolic and Respiratory	Enlicitide Decanoate, an Investigational Oral PCSK9 Inhibitor, Demonstrated Significantly Greater LDL-C Reductions at Eight Weeks Compared to Guideline-Recommended Oral Non-Statin Therapies When Added to Background Statins; Results From Phase 3 CORALreef AddOn Trial
Positive Data From Phase 2 CADENCE Trial Provided Definitive Proof-of-Concept for WINREVAIR in Adults With the Syndrome of CpcPH-HFpEF
Ophthalmology	The Company Initiated Pivotal Phase 2b/3 Trial Evaluating MK-8748, an Investigational Bispecific Tie2 Agonist/VEGF Inhibitor, for the Treatment of Neovascular Age-Related Macular Degeneration
Animal Health	FDA Approved NUMELVI for Dogs – First and Only Second-Generation JAK Inhibitor for the Control of Pruritus Associated With Allergic Dermatitis
Research	The Company and Mayo Clinic Announced New Research and Development Collaboration to Support AI-Enabled Drug Discovery and Precision Medicine
The Company and Google Cloud Partnered To Accelerate Agentic AI Enterprise Transformation

*References to the Company’s name in the above news release titles have been modified for the purpose of this announcement.

Upcoming Investor Event

The Company will hold an Oncology Investor Event to coincide with the 2026 American Society of Clinical Oncology Annual Meeting on Monday, June 1, 2026, 6 p.m. CT, during which senior management will provide an update on the Company’s oncology strategy and program. The event will take place in Chicago and will be accessible via live audio webcast at this weblink.

Full-Year 2026 Financial Outlook

The following table summarizes the Company’s full-year financial outlook.

Full Year 2026
	Updated	Prior
Sales*	$65.8 billion to $67.0 billion	$65.5 billion to $67.0 billion
Non-GAAP Gross margin[3]	Approximately 82%	Approximately 82%
Non-GAAP Operating expenses3**	$36.0 billion to $36.8 billion	$35.9 billion to $36.9 billion
Non-GAAP Other (income) expense, net[3]	Approximately $1.3 billion expense	Approximately $1.3 billion expense
Non-GAAP Effective income tax rate[3]	23.5% to 24.5%	23.5% to 24.5%
Non-GAAP EPS3***	$5.04 to $5.16	$5.00 to $5.15
Share count (assuming dilution)	Approximately 2.48 billion	Approximately 2.48 billion

*The Company does not have any non-GAAP adjustments to sales.

**Includes a one-time charge of $9.0 billion for the acquisition of Cidara. Outlook does not reflect the proposed acquisition of Terns or assume any additional significant potential business development transactions.

***Includes a one-time charge of $3.62 per share for the acquisition of Cidara.

The Company has not provided a reconciliation of forward-looking non-GAAP gross margin, non-GAAP operating expenses, non-GAAP other (income) expense, net, non-GAAP effective income tax rate and non-GAAP EPS to the most directly comparable GAAP measures, given it cannot predict with reasonable certainty the amounts necessary for such a reconciliation, including intangible asset impairment charges, legal settlements, and income and losses from investments in equity securities either owned directly or through ownership interests in investment funds, without unreasonable effort. These items are inherently difficult to forecast and could have a significant impact on the Company’s future GAAP results.

The Company now anticipates full-year 2026 sales to be between $65.8 billion and $67.0 billion, including a positive impact from foreign exchange of approximately 1% at mid-April 2026 exchange rates.

The Company continues to expect the full-year non-GAAP effective income tax rate to be between 23.5% and 24.5% including the impact of the non-tax-deductible one-time charge for the acquisition of Cidara.

The Company now expects full-year 2026 non-GAAP EPS to be between $5.04 and $5.16, including a positive impact from foreign exchange of approximately $0.10 per share at mid-April 2026 exchange rates. This range includes a one-time charge of $9.0 billion, or $3.62 per share, related to the acquisition of Cidara. In 2025, non-GAAP EPS of $8.98 was negatively impacted by one-time charges of $0.20 per share in the aggregate related to certain business development transactions.

In April 2026, the Company announced a tender offer to acquire Terns. The Company’s financial outlook does not reflect this transaction, which is expected to be accounted for as an asset acquisition and result in a one-time charge of approximately $5.8 billion, or approximately $2.35 per share. In addition, taking into consideration operational investment to advance TERN-701, as well as the cost of financing the transaction, the Company also anticipates EPS will be negatively impacted by approximately $0.12 over the remainder of 2026 following the close, which is expected in May.

The financial outlook does not assume additional significant potential business development transactions.

Earnings Conference Call

Investors, journalists and the general public may access a live audio webcast of the call on Thursday, April 30, at 9 a.m. ET via this weblink. A replay of the webcast, along with the sales and earnings news release, supplemental financial disclosures and slides highlighting the results, will be available on the Company’s website.

All participants may join the call by dialing (800) 369-3351 (U.S. and Canada Toll-Free) or (517) 308-9448 and using the access code 9818590.

About Our Company

At Merck & Co., Inc., Rahway, N.J., USA, known as MSD outside of the United States and Canada, we are unified around our purpose: We use the power of leading-edge science to save and improve lives around the world. For more than 130 years, we have brought hope to humanity through the development of important medicines and vaccines. We aspire to be the premier research-intensive biopharmaceutical company in the world – and today, we are at the forefront of research to deliver innovative health solutions that advance the prevention and treatment of diseases in people and animals. We foster a diverse and inclusive global workforce and operate responsibly every day to enable a safe, sustainable and healthy future for all people and communities.

Forward-Looking Statement of Merck & Co., Inc., Rahway, N.J., USA

This news release of Merck & Co., Inc., Rahway, N.J., USA (the “Company”) includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline candidates that the candidates will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the Company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of the Company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and the Company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

Appendix

Generic product names are provided below.

Pharmaceutical

BRIDION (sugammadex)
CAPVAXIVE (Pneumococcal 21-valent Conjugate Vaccine)

ENFLONSIA (clesrovimab-cfor)

GARDASIL (Human Papillomavirus Quadrivalent [Types 6, 11, 16 and 18] Vaccine, Recombinant)
GARDASIL 9 (Human Papillomavirus 9-valent Vaccine, Recombinant)

IDVYNSO (doravirine/islatravir)
JANUMET (sitagliptin and metformin HCl)

JANUVIA (sitagliptin)
KEYTRUDA (pembrolizumab)
KEYTRUDA QLEX (pembrolizumab and berahyaluronidase alfa-pmph)

LAGEVRIO (molnupiravir)
Lenvima (lenvatinib)
Lynparza (olaparib)
M-M-R II (Measles, Mumps and Rubella Virus Vaccine Live)
OHTUVAYRE (ensifentrine)
PREVYMIS (letermovir)
PROQUAD (Measles, Mumps, Rubella and Varicella Virus Vaccine Live)
VARIVAX (Varicella Virus Vaccine Live)
ROTATEQ (Rotavirus Vaccine, Live, Oral, Pentavalent)

WELIREG (belzutifan)
WINREVAIR (sotatercept-csrk)

Animal Health
BRAVECTO (fluralaner)

NUMELVI (atinvicitinib tablets)

###

Media Contacts:	Investor Contacts:
Michael Levey michael.levey@msd.com John Cummins john.cummins2@msd.com	Peter Dannenbaum (732) 594-1579 Steven Graziano (732) 594-1583

MERCK & CO., INC., RAHWAY, N.J., USA

CONSOLIDATED STATEMENT OF OPERATIONS - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

	GAAP
	1Q26	1Q25	% Change
Sales	$16,286	$15,529	5%

Costs, Expenses and Other
Cost of sales	4,195	3,419	23%
Selling, general and administrative	2,700	2,552	6%
Research and development	12,592	3,621	*
Restructuring costs	195	69	*
Other (income) expense, net	138	(35)	*
(Loss) Income Before Taxes	(3,534)	5,903	*
Income Tax Provision	709	818
Net (Loss) Income	(4,243)	5,085	*
Less: Net (Loss) Income Attributable to Noncontrolling Interests	(3)	6
Net (Loss) Income Attributable to Merck & Co., Inc., Rahway, N.J., USA	$(4,240)	$5,079	*

(Loss) Earnings per Common Share Assuming Dilution (1)	$(1.72)	$2.01	*

Average Shares Outstanding Assuming Dilution (1)	2,472	2,531
Tax Rate	-20.1%	13.9%

* 100% or greater

(1) Because the Company recorded a net loss in the first quarter of 2026, no potential dilutive common shares were used in the computation of loss per common share assuming dilution as the effect would have been anti-dilutive.

MERCK & CO., INC., RAHWAY, N.J., USA

FIRST QUARTER 2026 GAAP TO NON-GAAP RECONCILIATION

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2a

	GAAP	Acquisition- and Divestiture- Related Costs (1)		Restructuring Costs (2)		(Income) Loss from Investments in Equity Securities		Adjustment Subtotal	Non-GAAP
First Quarter
Cost of sales	$4,195	1,014		237				1,251	$2,944
Selling, general and administrative	2,700	32						32	2,668
Research and development	12,592			34				34	12,558
Restructuring costs	195			195				195	–
Other (income) expense, net	138					(180)		(180)	318
Loss Before Taxes	(3,534)	(1,046)		(466)		180		(1,332)	(2,202)
Income Tax Provision (Benefit)	709	(202	)(3)	(85	)(3)	39	(3)	(248)	957
Net Loss	(4,243)	(844)		(381)		141		(1,084)	(3,159)
Net Loss Attributable to Merck & Co., Inc., Rahway, N.J., USA	(4,240)	(844)		(381)		141		(1,084)	(3,156)
Loss per Common Share Assuming Dilution (4)	$(1.72)	(0.34)		(0.16)		0.06		(0.44)	$(1.28)

Tax Rate	-20.1%								-43.5%

Only the line items that are affected by non-GAAP adjustments are shown.

The Company is providing certain non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing non-GAAP information enhances investors’ understanding of the Company’s results because management uses non-GAAP measures to assess performance. Management uses non-GAAP measures internally for planning and forecasting purposes and to measure the performance of the Company along with other metrics. In addition, annual employee compensation, including senior management’s compensation, is derived in part using a non-GAAP pretax income metric. The non-GAAP information presented should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP.

(1) Amounts included in cost of sales reflect expenses for the amortization of intangible assets, as well as the recognition of fair value step-up of inventories related to the 2025 Verona Pharma plc acquisition. Amounts included in selling, general and administrative expenses reflect integration, transaction and certain other costs related to acquisitions and divestitures.

(2) Amounts primarily include employee separation costs, accelerated depreciation and asset impairment charges associated with facilities to be closed or divested, as well as contractual termination costs, associated with activities under the Company's formal restructuring programs.

(3) Represents the estimated tax impacts on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments.

(4) Because the Company recorded a net loss in the first quarter of 2026, no potential dilutive common shares were used in the computation of loss per common share assuming dilution as the effect would have been anti-dilutive.

MERCK & CO., INC., RAHWAY, N.J., USA
FRANCHISE / KEY PRODUCT SALES
(AMOUNTS IN MILLIONS)
(UNAUDITED)
Table 3
	2026	2025					1Q
	1Q	1Q	2Q	3Q	4Q	Full Year	Nom %	Ex-Exch %
TOTAL SALES (1)	$16,286	$15,529	$15,806	$17,276	$16,400	$65,011	5	3
PHARMACEUTICAL	14,349	13,638	14,050	15,611	14,843	58,142	5	2
Oncology
Keytruda	7,906	7,205	7,956	8,142	8,337	31,641	10	6
Keytruda Qlex	128			5	35	40	-	-
Alliance Revenue – Lynparza (2)	341	312	370	379	389	1,450	9	6
Alliance Revenue – Lenvima (2)	256	258	265	258	272	1,053	-1	-2
Welireg	199	137	162	196	220	716	45	43
Alliance Revenue – Reblozyl (3)	148	119	107	136	164	525	25	25
Vaccines (4)
Gardasil/Gardasil 9	1,069	1,327	1,126	1,749	1,031	5,233	-19	-22
ProQuad/M-M-R II/Varivax	538	539	609	684	619	2,451	-	-2
RotaTeq	206	228	121	204	119	673	-10	-11
Vaxneuvance	202	230	229	226	140	825	-12	-16
Capvaxive	142	107	129	244	279	759	33	31
Enflonsia	1			79	21	100	-	-
Cardiometabolic & Respiratory
Winrevair	525	280	336	360	467	1,443	88	87
Ohtuvayre	131				178	178	-	-
Alliance Revenue - Adempas/Verquvo (5)	109	106	123	112	129	470	3	3
Adempas (6)	78	68	80	82	83	312	15	5
Infectious Diseases
Bridion	472	441	461	439	499	1,841	7	7
Prevymis	272	208	228	266	275	978	31	26
Zerbaxa	82	70	74	81	87	312	17	14
Delstrigo	75	67	83	77	79	306	12	1
Isentress/Isentress HD	59	90	86	82	67	325	-34	-36
Dificid	34	83	96	43	25	247	-59	-59
Lagevrio	28	102	83	138	57	380	-73	-73
Diabetes
Januvia	367	549	372	382	302	1,604	-33	-33
Janumet	207	247	251	243	199	940	-16	-18
Other Pharmaceutical (7)	774	865	703	1,004	770	3,340	-11	-12
ANIMAL HEALTH	1,791	1,588	1,646	1,615	1,505	6,354	13	6
Livestock	1,064	924	961	1,023	987	3,896	15	8
Companion Animal	727	664	685	592	518	2,458	9	4
Other Revenues (8)	146	303	110	50	52	515	-52	4

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

(1) Only select products are shown.

(2) Alliance Revenue represents the Company's share of profits, which are product sales net of cost of sales and commercialization costs.

(3) Alliance Revenue represents royalties.

(4) Total Vaccines sales were $2,314 million and $2,607 million in the first quarter of 2026 and 2025, respectively.

(5) Alliance Revenue represents the Company's share of profits from sales in Bayer's marketing territories, which are product sales net of cost of sales and commercialization costs.

(6) Net product sales in the Company's marketing territories.

(7) Includes Pharmaceutical products not individually shown above. Also reflects total alliance revenue for Koselugo of $161 million and $44 million in the first quarter of 2026 and 2025, respectively.

(8) Other Revenues are comprised primarily of revenues from third-party manufacturing arrangements and miscellaneous corporate revenues, including revenue-hedging activities. Other Revenues related to the receipt of milestone payments for out-licensed products were $132 million and $95 million in the first quarter of 2026 and 2025, respectively.